Exhibit 99.1

COMTECH’S MICHAEL PORCELAIN BECOMES CHIEF EXECUTIVE OFFICER AND NEW INDEPENDENT DIRECTORS JOIN THE BOARD

MELVILLE, N.Y. -- January 3, 2022 -- Comtech Telecommunications Corp. (NASDAQ: CMTL), a leading global provider of next-generation 911 emergency systems and secure wireless communications technologies, today announced that, as previously planned, it has appointed Michael Porcelain Chief Executive Officer as of December 31, 2021, and a member of the Board of Directors, effective January 3, 2022. Mr. Porcelain, who will also remain President of Comtech, succeeds Fred Kornberg, who will serve as an advisor to the Company on technology matters and continue as a director and non-executive Chairman of the Board. This appointment completes the Company’s long-term CEO succession planning effort, initiated by the Board of Directors with its appointment of Mr. Porcelain as Chief Operating Officer in 2018 and President in 2020.

Comtech also announced that Wendi Carpenter and Mark Quinlan have been appointed as independent directors of the Board, effective January 3, 2022.

“I’m honored to take on the CEO role at Comtech, especially at a pivotal time for our business and shareholders,” said Mr. Porcelain. “The past twenty-four months have seen a significant and generational transformation of both our company and our markets overall. I’m excited to take my own experience with all parts of Comtech’s operations and drive a new level of performance alongside our team. I also look forward to working with our expanded, world-class Board of Directors. Together, we’ll take Comtech into a new era of commercial success and shareholder value creation.”

Mr. Kornberg said, “It has been my distinct privilege to lead Comtech during four historic decades that have seen radical changes in the 911 public safety and satellite earth station technology markets. I want to express my gratitude to our investors for their continued support, our customers for trusting Comtech to address their most pressing needs, and our world-class employees for their steadfast dedication. In Michael, there is no better-qualified leader to take Comtech to new heights. As both a seasoned executive and an experienced operator who has helped define and execute against a long-term strategic plan, our new CEO has earned the confidence of our entire Board and that of shareholders and positioned us for a bright future.”

Information about Mr. Porcelain, Ms. Carpenter and Mr. Quinlan

About Michael Porcelain
Mr. Porcelain has served as President since January 2020 and as Chief Operating Officer of Comtech since October 2018. He previously served as the Company's Chief Financial Officer from 2006 to 2018, and as Vice President of Finance and Internal Audit of Comtech from 2002 to 2006. Prior to joining Comtech, Mr. Porcelain was Director of Corporate Profit and Business Planning for Symbol Technologies (subsequently acquired by Motorola Technologies, Inc.), a mobile wireless information solutions company, where he was employed from 1998 to 2002. Previously, he spent five years in public accounting holding various positions, including Manager in the Transaction Advisory Services Group of PricewaterhouseCoopers. Since 1998, he has owned and operated The Independent Adviser Corporation, a privately held company which holds the rights to use certain intellectual properties and trademarks (including various Internet websites) related to the financial planning and advisory industry. Mr. Porcelain is on the Board of Directors of Air Industries Group, a New York Stock Exchange listed company and a U.S. defense contractor, and serves as the Chairman of its Audit Committee. Mr. Porcelain is also a Member of the Board of Directors of the Fund for Modern Courts, an independent organization that promotes reform and equal justice in the New York Court system.

About Wendi Carpenter
Wendi B. Carpenter (Rear Admiral U.S. Navy, Retired) completed a distinguished 34-year career in the U.S. Navy before retiring as a Rear Admiral. She was the Commander of the Navy Warfare Development Command, where she spearheaded technology development with unmanned systems, small satellite, and other communications for the warfighter. She also served as Deputy Commander of the U.S. Second Fleet, and held key senior U.S. joint and NATO executive positions. She provided crisis and disaster support to FEMA and oversaw the Logistics Crisis Action Center for the Navy following 9/11. Rear Admiral Carpenter currently serves as an Independent Director and Chair of the Compensation Committee of SkyWater Technology, Inc. (NASDAQ: SKYT), a U.S.-owned $1.2 billion semiconductor development and manufacturing company with significant U.S. government and aerospace communications business. Rear Admiral Carpenter holds a Master of Arts in International Relations from Salve Regina University, a Bachelor of Science in Psychology from the University of Georgia, and she is a distinguished graduate of the U.S. Naval War College.

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About Mark Quinlan
Mr. Quinlan is the co-founder of a private investment firm, White Hat Capital Partners LP, which is focused on building sustainable value in technology companies serving mission-critical applications. The Firm constructively partners with its portfolio companies to improve strategy and capital allocation decisions, implement operational efficiencies, and strengthen governance, all with a view to improving corporate competitiveness and creating shareholder value. Prior to founding White Hat, Mr. Quinlan was Managing Director and Co-Head of the Global Technology Investment Banking Group at Stifel. In addition, he served as a Member of the firm’s Investment Banking Management Committee as well as the Fairness Committee. Mr. Quinlan joined Stifel in 2010 through its merger with Thomas Weisel Partners. Mr. Quinlan joined Thomas Weisel Partners in 2000 from Merrill Lynch and was promoted to Partner in 2006. He joined Merrill Lynch in 1996 following two years with Brown Brothers Harriman & Co. During his investment banking career, Mr. Quinlan advised numerous corporate boards on a broad range of strategic and corporate finance decisions. He maintains extensive senior executive relationships across the technology, investment management and financial services sectors.

About Comtech
Comtech Telecommunications Corp. is a leading global provider of next-generation 911 emergency systems and secure wireless communication technologies to commercial and government customers around the world. Headquartered in Melville, New York and with a passion for customer success, Comtech designs, produces and markets advanced and secure wireless solutions. For more information, please visit www.comtechtel.com.

Forward-Looking Statements
Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company’s Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

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